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Investor Update

Basel, 1 February 2012

Roche in 2011: Strong results and positive outlook

•	Group sales rise 2%1 (-10% in Swiss francs; +6% in US dollars), excluding Tamiflu.

•	Significant foreign exchange impact of –12 percentage points due to appreciation of the Swiss franc;

•	overall Group sales at 42.5 billion Swiss francs.

•	Pharmaceuticals sales, excluding Tamiflu, up 1%, in line with the market; Diagnostics sales increase 6%, significantly ahead of the market.

•	Core earnings per share rise 11% due to solid operating performance, lower financing costs and a lower tax rate.

•	Core operating profit increases by 6%, significantly faster than sales, driven primarily by savings from the Operational Excellence programme and continued productivity improvements.

•	Strong operating free cash flow of 13.7 billion Swiss francs, up 14%.

•	Net income increases by 26% to 9.5 billion Swiss Francs (+7% in Swiss Francs)

•
Excellent progress in late-stage pipeline: 17 out of 20 trials deliver positive results in 2011; targeted melanoma medicine Zelboraf and companion diagnostic test successfully launched in the US; marketing applications filed in US and EU for targeted cancer medicines Erivedge (vismodegib – US approval received January 2012) and pertuzumab.

•	Planned acquisition of Illumina to strengthen Roche Diagnostics’ offering in DNA sequencing.

•	Board proposes a dividend increase of 3% to 6.80 Swiss francs, the 25th consecutive year of dividend growth.

•
Outlook for 2012: Low to mid-single-digit sales growth for Group and Pharma; Diagnostics to grow above the market; high single-digit Core EPS growth target; Roche will continue its attractive dividend policy.

1 Unless otherwise stated, all growth rates are calculated using constant exchange rates (average full-year 2010).

F. Hoffmann-La Roche Ltd	4070 Basel	Investor Relations	Tel. +41 61 68-88880
	Switzerland	email:	Fax +41 61 69-10014
		investor.relations@roche.com	www.roche.com

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Key figures	In millions of CHF		As % of sales		% change
	2011	2010	2011	2010	CER*	CHF	USD
Group Sales excluding Tamiflu Pharmaceutical Division excluding Tamiflu Diagnostics Division	42,531 42,172 32,794 32,435 9,737	47,473 46,600 37,058 36,185 10,415	100 77 23	100 78 22	1 2 0 1 6	-10 -10 -12 -10 -7	5 6 4 5 10
Core operating profit	15,149	16,591	35.6	34.9	6	-9
Operating free cash flow	13,733	14,149	32.3	29.8	14	-3
Net income	9,544	8,891	22.4	18.7	26	7
Core earnings per share	12.30	12.78			11	-4
* Constant exhange rates (average full-year 2010)

Roche CEO Severin Schwan commenting on the Group’s 2011 results: “We achieved our sales and earnings targets for the year and also made significant progress with our pipeline. With 17 positive late-stage clinical trials in 2011, we continue to build our future business with innovative products. Furthermore the planned acquisition of Illumina will strengthen our presence in the fast-growing sequencing market and enable the discovery of complex biomarkers for research and clinical use. For 2012 we expect Group sales to grow at a low to mid-single-digit rate and we have set ourselves the target of high single-digit Core Earnings per Share growth.”

Strong performance in 2011 impacted by significant currency effects

The Roche Group posted strong operating results in a challenging market in 2011. Core operating profit grew faster than sales, and Core Earnings per Share increased by 11% at constant exchange rates (-4% in Swiss francs). The strengthening of the Swiss franc against major currencies, notably against the US dollar and the euro, had a significant negative impact on the results expressed in Swiss francs. However the underlying currency translation exposure arising from non-Swiss franc revenues is significantly mitigated by the majority of the Group’s cost base (80%) being located outside Switzerland.

Solid sales growth

Group sales increased by 1% in constant currencies2 (-10% in Swiss francs; +5% in US dollars) to 42.5 billion Swiss francs. Underlying growth was able to compensate for the expected decline in Tamiflu and Avastin sales and the impacts of healthcare reforms, austerity measures and price cuts. Excluding Tamiflu, sales increased by 2% in constant currencies. Sales by the Pharmaceuticals Division, excluding Tamiflu, grew 1%, reflecting the solid growth of key medicines, including recently launched products. Including Tamiflu,

 2 Unless otherwise stated, all growth rates are calculated using constant exchange rates (average full-year 2010)

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pharmaceutical sales remained stable in constant currencies (-12% in Swiss francs; +4% in US dollars) for a total of 32.8 billion Swiss francs. Diagnostics sales grew significantly faster than the in vitro diagnostics (IVD) market at 6% at constant exchange rates (-7% in Swiss francs; +10% in US dollars) totalling 9.7 billion Swiss francs. Professional Diagnostics (+9%) and Tissue Diagnostics (+15%) were the main contributors.

Operating profitability further improved

The Group’s core operating profit increased by 6% in constant currencies (-9% in Swiss francs), resulting in an increase in the core operating profit margin of 0.7 percentage points to 35.6% at reported exchange rates. Continued pressure on prices was more than compensated by increased sales volume and efficiency measures. Operating costs decreased primarily as a result of the Operational Excellence programme launched in November 2010.

Core operating profit in the Pharmaceuticals Division grew 5% at constant exchange rates to 13.4 billion Swiss francs. The core operating profit margin of the division increased significantly by 1.0 percentage points at reported exchange rates, driven by the Operational Excellence programme, resource prioritisation and productivity improvements. This was achieved in spite of the expected decline in Tamiflu sales of 0.5 billion Swiss francs, significantly lower sales of Avastin in the metastatic breast cancer indication, and the impact of healthcare reforms and austerity measures. Core operating profit in the Diagnostics Division increased by 14% at constant exchange rates to 2.2 billion Swiss francs. Roche Diagnostics’ core operating profit margin increased 1.3 percentage points to 22.4% of sales at reported exchange rates, driven by sales growth and further positive effects from ongoing productivity improvements.

Net income and Core Earnings per Share significantly up

Net income grew strongly mainly due to the good operating performance, lower financing costs and a lower tax rate, advancing 26% on a currency adjusted basis to 9.5 billion Swiss francs (+7% in Swiss francs). Core EPS, which excludes non-core items such as global restructuring charges and amortisation and impairment of intangible assets, increased by 11% in constant currencies (-4% in Swiss francs).

Strong operating free cash flow and improved net debt position

The Group’s operating free cash flow remained strongly positive at over 13.7 billion Swiss francs, advancing 14% in constant currencies (-3% in Swiss francs).
Based on a strong free cash flow, the net debt position of the Group at the end of 2011 decreased by 3.6 billion Swiss francs, from 19.2 billion Swiss francs at the start of the year to 15.6 billion Swiss francs. The net

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debt to asset ratio was further reduced to 25%.

Planned acquisition of Illumina

On 25 January 2012 Roche offered to acquire all outstanding shares of Illumina, a leader in DNA sequencing, for 44.50 US dollars per share. Illumina’s sequencing systems and microarrays will complement Roche Diagnostics’ offering in genomics research and diagnostics, to enable the further discovery of complex biomarkers for research and clinical use.

Approvals and filings of targeted cancer drugs and tests

In the fourth quarter of 2011 Roche achieved several important regulatory milestones with novel medicines and tests for personalised treatment of melanoma, basal cell carcinoma, and breast and lung cancer: Following its successful US launch in August for BRAF mutation-positive metastatic melanoma, Zelboraf received marketing approval in Switzerland and Brazil in the fourth quarter, and in December the EU’s Committee for Medicinal Products for Human Use recommended full marketing approval.
Avastin received EU approval in December for front-line treatment (first-line treatment following surgery) of women with newly diagnosed advanced ovarian cancer, the sixth type of cancer for which the medicine has been approved, based on the results of the phase III ICON-7 and GOG 218 trials.

On 30 January 2012, after priority review, the US Food and Drug Administration (FDA) approved Erivedge (vismodegib) as a treatment for adults with advanced basal cell carcinoma (BCC), a type of skin cancer. The approval and an EU marketing application submitted by Roche in the last quarter of 2011 are based on pivotal phase II results showing that the medicine substantially shrank tumours or healed visible lesions in a significant proportion of patients with advanced BCC.

In December Roche and Genentech filed EU and US marketing applications for pertuzumab for HER2- positive metastatic breast cancer, based on study results which showed that pertuzumab combined with Herceptin and chemotherapy significantly extended progression free survival, compared with Herceptin and docetaxel alone.

In December Roche received CE Mark certification for the cobas EGFR test, enabling its clinical use in the European Union. The test helps select patients for first-line treatment with epidermal growth factor receptor (EGFR) inhibitors such as Tarceva and adds to Roche’s portfolio of companion diagnostics.

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See the separate Appendix to this Media Release for a full list of Pharmaceuticals product approvals, filings and key clinical trial results, and Diagnostics product launches.

Proposals for the Annual General Meeting 2012

Based on last year’s good results and the positive prospects for the future, the Board of Directors proposes that the dividend for 2011 be increased by 3% to 6.80 Swiss francs per share and non-voting equity security. Subject to approval by the Annual General Meeting of shareholders on 6 March 2012, this will bring Roche’s total dividend payout to about 5.9 billion Swiss francs, or 172 million more than the year before, for a payout ratio of 55.3%. If approved, this will be Roche’s 25th consecutive annual dividend increase.
In addition, the Board of Directors recommends the re-election of Dr. Franz B. Humer, André Hoffmann and Professor Sir John I. Bell at the Annual General Meeting.

Outlook 2012

Roche expects low to mid-single-digit sales growth at constant exchange rates for the Group and the Pharmaceuticals Division in 2012. Pharma sales growth is expected to accelerate, driven by the strength of its established product portfolio as well as planned new product launches. Sales by the Diagnostics Division are expected to again outpace the market.

Despite a challenging market environment, based on the expected sales growth and continued efficiency improvements, Roche is aiming for a high single-digit increase in Core Earnings per Share at constant exchange rates.

Roche will continue its attractive dividend policy.

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Pharmaceuticals Division

Pharmaceuticals Division: Key figures	In millions of CHF	% change CER*	% change CHF	As % of sales
Sales Excluding Tamiflu	32,794 32,435	0 1	-12 -10	100
United States Excluding Tamiflu	12,223 12,063	2 3	-13 -13	37
Western Europe Excluding Tamiflu	8,221 8,168	-3 -4	-13 -14	25
Japan Excluding Tamiflu	3,817 3,720	-6 -3	-12 -9	12
International** Excluding Tamiflu	8,533 8,484	3 7	-7 -3	26
Core operating profit	13,406	5	-9	40.9
Operating free cash flow	12,914	16	0	39.4
Research and development (core basis)	7,173	-2	-12	21.9
*Constant exchange rates (average full-year 2010)
**Asia–Pacific, CEMAI, Latin America, Canada, Others (CEMAI: Central and Eastern Europe, Middle East, Africa, Central Asia, Indian Subcontinent)

Cancer medicines lead portfolio, strong US launch of Zelboraf

Sales by the Pharmaceuticals Division, excluding Tamiflu, grew 1% in 2011. Including Tamiflu, sales expressed in constant currencies remained stable. Sales reflected solid growth of most key medicines, including recently launched products. Demand for key cancer medicines Herceptin, MabThera/Rituxan, Xeloda and Tarceva continued to grow, and initial sales of the new targeted skin cancer medication Zelboraf, launched in the US in August, have been very encouraging. Additional major growth drivers were the eye medication Lucentis, Actemra/RoActemra for rheumatoid arthritis and Mircera for renal anemia. Negative impacts included expected decreases in sales of Tamiflu, Avastin, NeoRecormon/Epogin, Bonviva/Boniva and CellCept. The US healthcare reforms, European austerity measures and a base effect from the Japanese biennial price cuts implemented in April 2010 had a combined negative growth impact of 295 million Swiss francs, equivalent to 1 percentage point, on divisional sales.

International region drives growth

Growth in US pharmaceutical sales was driven mainly by demand for Lucentis, Rituxan and Actemra. Lower sales in Western Europe were due primarily to government austerity measures and budget constraints, including mandatory price cuts, higher rebates and increased utilisation controls in some countries. Excluding Tamiflu, sales in the International region grew 7%, helped by increasing demand for key products in certain Asia–Pacific and Latin American countries, notably China (34%), Venezuela (76%) and Brazil

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(12%). A decrease of 3% in sales in Japan, excluding Tamiflu, was due primarily to the direct and indirect effects of the disastrous earthquake in March. Emergency relief efforts and the rapid implementation by Chugai of a recovery programme to ensure product supplies and restore production took priority over marketing activities until normal operations were resumed towards the end of 2011. To ensure uninterrupted supplies of medicines to patients, shipment controls were introduced for a number of key products immediately following the earthquake. In some cases these controls were maintained well into the fourth quarter, with promotional activities reduced accordingly.

Top-selling pharmaceuticals and recent launches 2011	Total		US		W. Europe		Japan		Intern.**
	CHF m	%*	CHF m	%*	CHF m	%*	CHF m	%*	CHF m	%*
MabThera/Rituxan	6,005	8	2,722	6	1,574	7	254	-1	1,455	14
Avastin	5,292	-7	2,343	-14	1,448	-8	627	7	874	11
Herceptin	5,253	9	1,422	5	1,941	4	288	2	1,602	22
Lucentis	1,523	23	1,523	23	–	–	–	–	–	–
Pegasys	1,438	-3	343	4	297	-6	93	-21	705	-2
Xeloda	1,354	8	517	15	264	-3	112	-7	461	11
Tarceva	1,251	7	484	9	370	-4	92	5	305	23
CellCept	991	-14	203	-13	284	-30	64	11	440	-4
NeoRecormon/ Epogin	896	-23	–	–	310	-27	320	-28	266	-12
Bonviva/Boniva	696	-22	313	-30	213	-19	–	–	170	-2
Recent launches
Actemra/RoActemra	618	73	141	188	198	62	195	24	84	158
Mircera	344	50	–	–	177	10	65	–	102	51
Zelboraf	31	–	30	–	1	–	–	–	–	–
* Percent change at constant exchange rates (average full-year 2010).
**Asia–Pacific, CEMAI, Latin America, Canada, Others.

Sales performance of key pharmaceutical products

Herceptin, for HER2-positive breast cancer and HER2-positive metastatic (advanced) stomach cancer: Global sales growth was driven by expanded access in developing countries, increased and improved HER2 testing, and continued uptake in HER2-positive stomach cancer. Sustained double-digit increases were recorded in the International region, with demand especially strong in Latin America and the Asia-Pacific region. Higher sales in the Unites States primarily reflect good adoption of the medicine for stomach cancer. The increase in Western Europe was due mainly to uptake in stomach cancer and higher penetration in the elderly population in breast cancer, as well as enhanced penetration and quality of HER2 testing. Modest growth in Japan reflected a reduction in promotional activities following the earthquake in March; the main growth contribution came from sales in the HER2-positive breast cancer segment, where Herceptin

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maintained its high market share. Initial uptake was also seen in the new stomach cancer indication, approved by the Japanese authorities in March 2011.

MabThera/Rituxan, for non-Hodgkin’s lymphoma (NHL), chronic lymphocytic leukemia (CLL), rheumatoid arthritis (RA) and ANCA-associated vasculitis: Sustained growth in the oncology segment was driven by continued strong uptake of the new first-line maintenance indication in follicular lymphoma (a type of NHL) in Europe and the US, and by further uptake in CLL. Growth in the International region, including increases in key emerging markets such as China and Brazil, was mainly due to continued uptake in NHL indications. Sales in the RA segment amounted to 1.0 billion Swiss francs in 2011, an increase of 13% at constant exchange rates. Growth in this segment is coming from increased use in RA patients with an inadequate response to treatment with tumour necrosis factor inhibitors and from shortened repeat treatment intervals.

Lucentis, for wet age-related macular degeneration (AMD) and macular edema following retinal vein occlusion (RVO): US sales continued to rise strongly in 2011, driven by growth of the AMD market and the new RVO indication. Publication in April of one-year results from the Comparisons of Age-related macular degeneration Treatments Trial (CATT), which compared Lucentis with off-label Avastin in patients with wet AMD, had a limited impact on US sales growth. The total Lucentis patient share in the wet AMD segment remained stable in the US through the third and fourth quarters. This was due in part to reports in 2011 of safety concerns regarding unapproved intravitreal use of Avastin in wet AMD. Lucentis is marketed outside the US by Novartis.

Actemra/RoActemra, for rheumatoid arthritis (RA) and systemic juvenile idiopathic arthritis: Sales continued to grow strongly in 2011, with sustained uptake seen in all approved indications and all regions. The US, where Actemra continues to gain market share, was the largest source of sales growth, with strong contributions also coming from Western Europe, Japan and Latin America. Marketing and reimbursement approvals in additional countries continue to expand patient access to Actemra/RoActemra. Sustained growth in the US and elsewhere was due to uptake in later lines of therapy, depending on the approved indication. Strong growth in Japan was driven by continued uptake in first-line and later lines of therapy, supported by recognition of the high remission rates achieved with Actemra in RA.

Mircera, for renal anemia: Sustained growth in a highly competitive market was driven by strong sales in the predialysis segment from new patients initiating erythropoiesis stimulating agent (ESA) therapy and in the

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hemodialysis segment from patients switching from other ESAs. The strongest contributions to sales growth came from Japan, where Mircera was launched by Chugai in July, and from the International region, which now accounts for 30% of total Mircera sales. In Western Europe good sales performance in most key EU markets partly offset competition from biosimilars. Much of the growth is due to the increasing number of patients switching to or starting treatment with Mircera in place of NeoRecormon/Epogin.

Xeloda, for colorectal, stomach and breast cancer: Growth was driven primarily by strong demand in the US, China (+24%) and Brazil (+26%), with increased US sales partly due to shortages of certain alternative cancer medicines. Sales in Western Europe were impacted by government-mandated price cuts in key markets, while the decline in Japan was due primarily to the effects of the East Japan earthquake.

Tarceva, for advanced non-small cell lung cancer (NSCLC) and pancreatic cancer: The overall sales increase in 2011 was due primarily to strong growth in the International region, especially in China, South Korea and Brazil, driven by uptake in the second-line treatment of NSCLC. Solid growth in the US reflects continued uptake in the NSCLC first-line maintenance indication and growth in the second-line NSCLC segment. In the highly competitive Japanese market, higher sales were due primarily to uptake of Tarceva for second-line NSCLC and oncologists’ increasing confidence in the benefits of treatment with the medication. Pricing pressure and competitive challenges negatively affected sales in Western Europe, offsetting the positive impact of volume gains from initial launches in the new first-line EGFR mutation-positive metastatic NSCLC indication.

Zelboraf, for BRAF-mutated metastatic melanoma (a deadly form of skin cancer): The US Food and Drug Administration approved Zelboraf in August, enabling Genentech to launch this new targeted cancer medicine in the United States less than four months after the marketing application was filed. The FDA simultaneously approved Roche Diagnostics’ cobas BRAF test, a companion diagnostic used to identify patients for whom treatment with Zelboraf is appropriate. Initial sales have been strong, and broad payer coverage has already been achieved. Physician interest in the medicine has been high and very positive, and BRAF testing rates are increasing steadily. Marketing approval was also obtained in Switzerland and Brazil in the fourth quarter. In December the European Medicines Agency’s expert panel, the Committee for Medicinal Products for Human Use (CHMP), unanimously recommended that Zelboraf be granted full EU marketing approval. Marketing applications have been filed in a number of other countries, including Australia and New Zealand, where rates of malignant melanoma are high.

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As expected, sales of some key brands declined overall:

Tamiflu, for influenza A and B: Following  unprecedented demand in 2009 due to the influenza A (H1N1) pandemic, sales continued to decline strongly in 2011, reflecting not only a baseline effect from 2010 but also moderate influenza seasons in both hemispheres. Limited sales to governments in 2011 were primarily driven by the replacement of expiring pandemic stockpiles.

Avastin, for advanced colorectal, breast, lung, kidney and ovarian cancer, and relapsed glioblastoma (a type of brain tumour): A significant decline in overall sales was mainly due to regulatory and reimbursement uncertainty in the US, beginning in 2010, regarding the use of Avastin for metastatic breast cancer. This led to lower sales in the US throughout 2011 and also affected uptake for breast cancer in certain European and Latin American markets. US market share in all other indications remained stable. Lower sales in Europe were due primarily to government austerity measures and price cuts, along with lower use of Avastin for breast cancer. Market penetration in colorectal cancer remained stable despite increasing competition. Use of the medicine in lung cancer grew slightly in a number of EU countries. EU approval of Avastin in December 2011 for front-line treatment of newly diagnosed advanced ovarian cancer is expected to have a positive impact on sales in Europe from 2012 onwards. Good growth in the International region reflects strong uptake of Avastin in its colorectal and lung cancer indications, led by Latin America (+18%) and Asia–Pacific (+34%), including a very good market response in China since the medicine’s launch for colorectal cancer in October 2010. Growth in Japan was driven mainly by good uptake in non-small cell lung cancer. The new metastatic breast cancer indication, approved in Japan in September, is also expected to contribute to future sales.

In November 2011 the US Food and Drug Administration issued a final decision revoking approval of Avastin for the treatment of metastatic breast cancer. The FDA decision does not affect the medicine’s other approved indications in the US and elsewhere. Avastin is currently approved for the treatment of breast cancer in more than 80 markets worldwide, including the EU and Japan.

Pegasys, for hepatitis B and C: An overall sales decline in 2011 was partly offset by renewed sales growth in the second half-year (6% in the second half of 2011 versus the year-earlier period). This was due primarily to increasing second-half sales in the US, following the launches there in mid-2011 of two new direct-acting hepatitis C antivirals (Merck’s Victrelis and Vertex’s Incivek). The new medicines are designed to be given with a pegylated interferon and ribavirin (a regimen known as triple combination therapy). As the leading pegylated interferon medication, Pegasys is well positioned to be the foundation for triple combination

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therapy. In Europe and elsewhere patients and their doctors have been delaying the start of hepatitis C treatment in anticipation of the availability and reimbursement of triple combination therapy, expected in 2012.

Diagnostics Division

Key figures 2011	In millions of CHF	% change CER*	% change CHF	As % of sales
Sales	9,737	6	-7	100
- Professional Diagnostics	4,686	9	-4	48
- Diabetes Care	2,675	2	-10	27
- Molecular Diagnostics	1,094	4	-8	11
- Applied Science	740	-3	-15	8
- Tissue Diagnostics	542	15	0	6
Sales by region
- Europe, Middle East and Africa	4,821	3	-8	50
- North America	2,424	4	-11	25
- Asia–Pacific	1,281	17	5	13
- Latin America	686	15	0	7
- Japan	525	6	-1	5
Core operating profit	2,178	14	-1	22.4
Operating free cash flow	1,259	-7	-23	12.9
Research and development (core basis)	900	12	1	9.2
* Constant exchange rates (average full-year 2010)
Strong momentum in Professional Diagnostics drives worldwide sales

With 20% market share and growing at 6%, Roche Diagnostics continued to lead the global IVD market. Sales of Professional Diagnostics, by far the largest business area, were driven by continued strong momentum in immunoassays and solid instrument placements. In early 2011 Roche Professional Diagnostics took the leading position in its market, which includes IVD solutions for clinical laboratories and hospital/ambulatory point-of-care testing. In Tissue Diagnostics demand for advanced staining products for the detection of proteins and genes in tissue samples continued to fuel growth at around twice the market rate. In Diabetes Care and Molecular Diagnostics, the new generation Accu-Chek blood glucose monitoring systems and viral-load tests for infectious diseases, respectively, remained the main growth drivers. Applied Science’s sales were impacted by the year-on-year decline in H1N1 influenza virus testing, increasing competition in sequencing, and a slowdown in research funding.

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Diagnostics sales again grew in all regions, with significant contributions from both established and emerging markets. The strongest gains were recorded in Asia–Pacific, driven mainly by Professional Diagnostics’ immunoassay business and reflecting Roche Diagnostics’ strong presence in China (+27%). In Latin America all business areas grew, with the greatest contributions from Professional Diagnostics and Diabetes Care. Professional Diagnostics also drove sales in the EMEA (Europe, Middle East and Africa) region, where pricing pressure and budget constraints were felt. In North America Roche gained market share in its IVD core business following the launch of new immunoassays, molecular and tissue tests. The decline in Diabetes Care sales, due to the postponed launch of the latest product portfolio in the US, was offset by strong sales in Roche’s IVD core business. Sales in Japan continued to grow at several times the market rate, driven by gains in Professional Diagnostics and Tissue Diagnostics.

Further progress in personalised healthcare

The division launched 50 tests in 2011, which expanded the immunoassay, molecular and tissue test menus and represent further progress in making personalised healthcare (PHC) a reality. The most prominent PHC test launches in 2011 include the biomarker assays for BRAF (melanoma), EGFR (lung cancer) and KRAS (colorectal cancer) gene mutations, as well as HER2 gene expression (breast cancer), helping doctors to identify patients most likely to benefit from targeted therapy.

Roche also expanded its women’s health offering in the US with the launch of a new HPV (human papillomavirus) test. The HPV test experienced positive uptake in the EU, where it had been launched end of
2009, and won the tender from Karolinska University Hospital in Sweden for the first large pilot project in the EU for HPV primary screening. In the US partnerships and contracts were signed with major laboratories and the physician sales force started to expand HPV business.

In addition, 13 new or upgraded instruments and devices were launched in key markets driving efficiency and facilitating workflow in clinical laboratories and research centers and supporting diabetes management. In 2011 Roche Diagnostics acquired PVT (lab automation), mtm laboratories (cervical cancer diagnostics) and, in early 2012, Verum Diagnostica (coagulation testing), further enriching its product offering and strengthening its market leadership.

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About Roche

Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. Roche is also the world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. Roche’s personalized healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2011, Roche had over 80,000 employees worldwide and invested over 8 billion Swiss francs in R&D. The Group posted sales of 42.5 billion Swiss francs. Genentech, United States, is a wholly owned member of the Roche Group. Roche has a majority stake in Chugai Pharmaceutical, Japan. For more information: www.roche.com.

All trademarks used or mentioned in this release are protected by law.

Additional information

•	Sustainable Development at Roche: www.roche.com/corporate_responsibility

•	Roche Annual Report 2011 (includes Corporate Responsibility Report): www.roche.com/annual_reports

•	Dow Jones Sustainability Indexes: www.sustainability-indexes.com

•	SAM: www.sam-group.com

•	Investor Update including a full set of tables: http://www.roche.com/inv-update-2012-02-01.htm

•	Photographs of the media conference (as from 4:00 pm CET): http://download.roche.com/selection/20120201/

Roche Investor Relations
Dr. Karl Mahler	Dr. Nicolas Dunant
Phone: +41 61 68-78503	Phone: +41 61 68-70517
e-mail: karl.mahler@roche.com	e-mail: nicolas.dunant@roche.com

Dr. Nina Mojas	Dr. Sabine Borngräber
Phone: +41 61 68-71300	Phone: +41 61 68-88027
e-mail: nina.mojas@roche.com	e-mail: sabine.borngraeber@roche.com

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Dianne Young	Elhan Webb
Phone: +41 61 68-89356	Phone: +41 61 68-89630
e-mail: dianne.young@roche.com	e-mail: elhan.webb@roche.com

Investor Relations North America
Thomas Kudsk Larsen	Nina Goworek
Phone: +1 650 467 2016	Phone: +1 650 467 8737
e-mail: larsen.thomas@gene.com	e-mail: goworek.nina@gene.com

Ekaterine Kortkhonjia Ph.D. Phone: +1 650 467 5873
e-mail: kortkhonjia.ekaterine@gene.com

Disclaimer: Cautionary statement regarding forward-looking statements

This document contains certain forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Various factors may cause actual results to differ materially in the future from those reflected in forward-looking statements contained in this document, among others: (1) pricing and product initiatives of competitors; (2) legislative and regulatory developments and economic conditions; (3) delay or inability in obtaining regulatory approvals or bringing products to market; (4) fluctuations in currency exchange rates and general financial market conditions; (5) uncertainties in the discovery, development or marketing of new products or new uses of existing products, including without limitation negative results of clinical trials or research projects, unexpected side-effects of pipeline or marketed products; (6) increased government pricing pressures; (7) interruptions in production; (8) loss of or inability to obtain adequate protection for intellectual property rights; (9) litigation; (10) loss of key executives or other employees; and (11) adverse publicity and news coverage. The statement regarding earnings per share growth is not a profit forecast and should not be interpreted to mean that Roche’s earnings or earnings per share for any current or future period will necessarily match or exceed the historical published earnings or earnings per share of Roche.

14/23

1.   Sales January to December 2011 and 2010, including/excluding Tamiflu

Sales in millions of CHF	Twelve months ended 31 December			% change
	2011	2010	At CER*	In CHF	In USD
Pharmaceuticals Division Excluding Tamiflu	32,794 32,435	37,058 36,185	0 1	-12 -10	4 5
United States Excluding Tamiflu	12,223 12,063	14,071 13,828	2 3	-13 -13	2 3
Western Europe Excluding Tamiflu	8,221 8,168	9,467 9,465	-3 -4	-13 -14	2 1
Japan Excluding Tamiflu	3,817 3,720	4,319 4,103	-6 -3	-12 -9	4 7
International** Excluding Tamiflu	8,533 8,484	9,201 8,789	3 7	-7 -3	9 13
Diagnostics Division	9,737	10,415	6	-7	10
Roche Group Excluding Tamiflu	42,531 42,172	47,473 46,600	1 2	-10 -10	5 6
* Constant exchange rates versus YTD Dec. 2010;
**Asia–Pacific, CEMAI (Central and Eastern Europe, Middle East, Africa, Central Asia, Indian Subcontinent), Latin America, Canada, Others

15/23

2.   Quarterly constant exchange rate sales growth by Division in 2010 and 2011, including/excluding Tamiflu

	Q1 2011 vs. Q1 2010	Q2 2011 vs. Q2 2010	Q3 2011 vs. Q3 2010	Q4 2011 vs. Q4 2010
Pharmaceuticals Division Excluding Tamiflu	-2 1	-1 1	0 0	3 3
United States Excluding Tamiflu	2 2	1 2	1 1	4 6
Western Europe Excluding Tamiflu	-4 -4	-4 -4	-3 -4	-1 -2
Japan Excluding Tamiflu	-7 1	-3 -2	-7 -5	-5 -6
International* Excluding Tamiflu	-3 6	0 6	5 6	10 10
Diagnostics Division	6	5	6	7
Roche Group Excluding Tamiflu	0 2	0 2	1 2	4 4
*Asia–Pacific, CEMAI (Central and Eastern Europe, Middle East, Africa, Central Asia, Indian Subcontinent), Latin America, Canada, Others

16/23

3.   Quarterly sales by Division in 2010 and 2011, including/excluding Tamiflu

CHF millions	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011
Pharmaceuticals Division Excluding Tamiflu	8,663 8,598	8,712 8,460	8,103 8,093	7,582 7,543	8,397 8,339
United States Excluding Tamiflu	3,193 3,153	3,322 3,148	2,963 2,959	2,819 2,827	3,119 3,129
Western Europe Excluding Tamiflu	2,172 2,173	2,209 2,201	2,090 2,089	1,911 1,899	2,011 1,979
Japan Excluding Tamiflu	1,182 1,154	903 855	928 925	881 863	1,105 1,077
International* Excluding Tamiflu	2,116 2,118	2,278 2,256	2,122 2,120	1,971 1,954	2,162 2,154
Diagnostics Division	2,683	2,408	2,448	2,239	2,642
Roche Group Excluding Tamiflu	11,346 11,281	11,120 10,868	10,551 10,541	9,821 9,782	11,039 10,981
*Asia–Pacific, CEMAI (Central and Eastern Europe, Middle East, Africa, Central Asia, Indian Subcontinent), Latin America, Canada, Others

17/23

1.  Top 20 Pharmaceuticals Division product sales and constant exchange rate growth YTD Dec 2011 vs. YTD Dec 2010: US, Western Europe, Japan and International

	Total		United States		Western Europe		Japan		International
	CHF m	%	CHF m	%	CHF m	%	CHF m	%	CHF m	%
MabThera/Rituxan	6,005	8%	2,722	6%	1,574	7%	254	-1%	1,455	14%
Avastin	5,292	-7%	2,343	-14%	1,448	-8%	627	7%	874	11%
Herceptin	5,253	9%	1,422	5%	1,941	4%	288	2%	1,602	22%
Lucentis	1,523	23%	1,523	23%	-	-	-	-	-	-
Pegasys	1,438	-3%	343	4%	297	-6%	93	-21%	705	-2%
Xeloda	1,354	8%	517	15%	264	-3%	112	-7%	461	11%
Tarceva	1,251	7%	484	9%	370	-4%	92	5%	305	23%
CellCept	991	-14%	203	-13%	284	-30%	64	11%	440	-4%
NeoRecormon/Epogin	896	-23%	-	-	310	-27%	320	-28%	266	-12%
Bonviva/Boniva	696	-22%	313	-30%	213	-19%	-	-	170	-2%
Actemra/RoActemra	618	73%	141	188%	198	62%	195	24%	84	158%
Xolair	603	11%	603	11%	-	-	-	-	-	-
Valcyte/Cymevene	569	7%	261	1%	161	6%	-	-	147	21%
Pulmozyme	492	10%	281	10%	100	3%	-	-	111	16%
Activase/TNKase	453	15%	412	16%	-	-	-	-	41	4%
Tamiflu	359	-53%	160	-23%	53	2588%	97	-52%	49	-87%
Mircera	344	50%	-	-	177	10%	65	-	102	51%
Nutropin	317	-8%	309	-8%	-	-	-	-	8	-10%
Madopar	294	6%	-	-	95	-1%	22	-2%	177	11%
Neutrogin	278	-10%	-	-	-	-	278	-10%	-	-

18/23

2.	Top 20 Pharmaceuticals Division quarterly product sales and quarterly constant exchange rate sales growth

	Q4 2010	Q4 2010 vs. Q4 2009	Q1 2011	Q1 2011 vs. Q1 2010	Q2 2011	Q2 2011 vs. Q2 2010	Q3 2011	Q3 2011 vs. Q3 2010	Q4 2011	Q4 2011 vs. Q4 2010
MabThera/Rituxan	1,535	10%	1,556	7%	1,500	6%	1,361	7%	1,588	10%
Avastin	1,460	2%	1,417	-6%	1,309	-9%	1,216	-10%	1,350	-2%
Herceptin	1,266	5%	1,386	8%	1,330	12%	1,189	4%	1,348	14%
Lucentis	377	20%	392	35%	377	29%	359	17%	395	13%
Pegasys	392	9%	346	-15%	349	-7%	356	6%	387	5%
Xeloda	333	14%	342	7%	326	2%	333	10%	353	13%
Tarceva	320	0%	317	8%	297	1%	307	10%	330	10%
CellCept	289	5%	280	-14%	258	-13%	232	-9%	221	-20%
NeoRecormon/Epogin	296	-18%	246	-22%	247	-18%	197	-28%	206	-27%
Bonviva/Boniva	223	-13%	212	-15%	182	-19%	157	-24%	145	-30%
Actemra/RoActemra	135	158%	129	111%	148	90%	156	69%	185	48%
Xolair	150	5%	149	13%	151	9%	146	9%	157	12%
Valcyte/Cymevene	152	14%	145	8%	137	10%	143	8%	144	2%
Pulmozyme	128	5%	131	8%	116	9%	111	11%	134	12%
Activase/TNKase	114	-3%	122	23%	109	18%	100	5%	122	15%
Tamiflu	65	-94%	252	-47%	10	-88%	39	-51%	58	-19%
Mircera	70	37%	70	30%	68	21%	99	82%	107	63%
Nutropin	95	11%	87	8%	82	1%	73	-21%	75	-15%
Madopar	77	7%	75	8%	75	7%	72	8%	72	1%
Neutrogin	82	-18%	61	-24%	74	-4%	65	-11%	78	-3%

19/23

3.	Top 20 Pharmaceuticals Division quarterly product sales and quarterly constant exchange rate sales growth United States

	Q4 2010	Q4 2010 vs. Q4 2009	Q1 2011	Q1 2011 vs. Q1 2010	Q2 2011	Q2 2011 vs. Q2 2010	Q3 2011	Q3 2011 vs. Q3 2010	Q4 2011	Q4 2011 vs. Q4 2010
MabThera/Rituxan	712	6%	713	5%	690	7%	621	7%	698	5%
Avastin	656	-10%	648	-14%	590	-15%	536	-16%	569	-9%
Herceptin	367	7%	374	3%	352	7%	330	4%	366	7%
Lucentis	377	20%	392	35%	377	29%	359	17%	395	13%
Pegasys	89	6%	65	-28%	70	-17%	87	15%	121	47%
Xeloda	124	10%	123	13%	119	2%	135	23%	140	22%
Tarceva	127	-6%	118	10%	110	1%	119	7%	137	16%
CellCept	54	40%	54	-27%	52	-12%	52	2%	45	-14%
NeoRecormon/Epogin	-	-	-	-	-	-	-	-	-	-
Bonviva/Boniva	110	-21%	104	-19%	75	-31%	67	-36%	67	-36%
Actemra/RoActemra	26	-	27	548%	34	356%	37	153%	43	92%
Xolair	150	5%	149	13%	151	9%	146	9%	157	12%
Valcyte/Cymevene	74	18%	68	8%	59	3%	65	-4%	69	0%
Pulmozyme	76	2%	75	11%	66	11%	67	14%	73	5%
Activase/TNKase	101	-3%	111	24%	99	20%	90	5%	112	17%
Tamiflu	40	-89%	174	15%	4	-56%	-8	-	-10	-
Mircera	-	-	-	-	-	-	-	-	-	-
Nutropin	92	11%	85	8%	79	1%	71	-21%	74	-15%
Madopar	-	-	-	-	-	-	-	-		-
Neutrogin	-	-	-	-	-	-	-	-		-

20/23

4.	Top 20 Pharmaceuticals Division quarterly product sales and quarterly constant exchange rate sales growth Western Europe

	Q4 2010	Q4 2010 vs. Q4 2009	Q1 2011	Q1 2011 vs. Q1 2010	Q2 2011	Q2 2011 vs. Q2 2010	Q3 2011	Q3 2011 vs. Q3 2010	Q4 2011	Q4 2011 vs. Q4 2010
MabThera/Rituxan	381	5%	411	5%	400	6%	371	8%	392	10%
Avastin	393	-3%	393	-8%	363	-12%	336	-9%	356	-3%
Herceptin	472	1%	513	1%	491	5%	459	4%	478	9%
Lucentis	-	-	-	-	-	-	-	-		-
Pegasys	83	2%	87	-2%	79	-3%	61	-10%	70	-8%
Xeloda	73	7%	69	-4%	69	-1%	63	-1%	63	-8%
Tarceva	102	-5%	101	-2%	91	-12%	91	6%	87	-9%
CellCept	103	-7%	83	-24%	76	-27%	61	-35%	64	-34%
NeoRecormon/Epogin	97	-30%	87	-30%	81	-28%	72	-26%	70	-23%
Bonviva/Boniva	70	-2%	63	-10%	60	-12%	47	-21%	43	-34%
Actemra/RoActemra	39	114%	45	88%	49	67%	49	51%	55	52%
Xolair	-	-	-	-	-	-	-	-	-	-
Valcyte/Cymevene	41	7%	41	1%	41	11%	38	8%	41	6%
Pulmozyme	26	1%	27	1%	25	6%	24	5%	24	1%
Activase/TNKase	-	-	-	-	-	-	-	-	-	-
Tamiflu	-1	-	8	169%	1	-	12	4017%	32	-
Mircera	47	20%	45	11%	45	16%	43	15%	44	2%
Nutropin	-	-	-	-	-	-	-	-	-	-
Madopar	27	4%	24	-2%	23	-5%	23	6%	25	-4%
Neutrogin	-	-	-	-	-	-	-	-	-	-

21/23

5.	Top 20 Pharmaceuticals Division quarterly product sales and quarterly constant exchange rate sales growth Japan

	Q4 2010	Q4 2010 vs. Q4 2009	Q1 2011	Q1 2011 vs. Q1 2010	Q2 2011	Q2 2011 vs. Q2 2010	Q3 2011	Q3 2011 vs. Q3 2010	Q4 2011	Q4 2011 vs. Q4 2010
MabThera/Rituxan	81	16%	57	9%	58	-5%	62	-1%	77	-3%
Avastin	187	50%	143	22%	149	7%	146	2%	189	2%
Herceptin	82	-10%	64	-3%	90	30%	50	-23%	84	4%
Lucentis	-	-	-	-	-	-	-	-	-	-
Pegasys	36	5%	25	-2%	24	-12%	20	-28%	24	-35%
Xeloda	35	33%	27	2%	27	-9%	26	-9%	32	-9%
Tarceva	29	45%	20	22%	22	0%	22	2%	28	2%
CellCept	18	25%	14	16%	15	9%	16	15%	19	7%
NeoRecormon/Epogin	128	-11%	85	-15%	98	-11%	63	-42%	74	-42%
Bonviva/Boniva	-	-	-	-	-	-	-	-	-	-
Actemra/RoActemra	55	74%	40	35%	44	27%	48	25%	63	15%
Xolair	-	-	-	-	-	-	-	-	-	-
Valcyte/Cymevene	-	-	-	-	-	-	-	-	-	-
Pulmozyme	-	-	-	-	-	-	-	-	-	-
Activase/TNKase	-	-	-	-	-	-	-	-	-	-
Tamiflu	28	-89%	48	-61%	3	-68%	18	-55%	28	3%
Mircera	-	-	-	-	-	-	31	-	34	-
Nutropin	-	-	-	-	-	-	-	-	-	-
Madopar	7	5%	5	10%	6	1%	5	-2%	6	-16%
Neutrogin	82	-18%	61	-24%	74	-4%	65	-11%	78	-3%

22/23

6.	Top 20 Pharmaceuticals Division quarterly product sales and quarterly constant exchange rate sales growth International

	Q4 2010	Q4 2010 vs. Q4 2009	Q1 2011	Q1 2011 vs. Q1 2010	Q2 2011	Q2 2011 vs. Q2 2010	Q3 2011	Q3 2011 vs. Q3 2010	Q4 2011	Q4 2011 vs. Q4 2010
MabThera/Rituxan	361	25%	375	15%	352	5%	307	9%	421	25%
Avastin	224	32%	233	16%	207	8%	198	5%	236	17%
Herceptin	345	13%	435	25%	397	23%	350	9%	420	32%
Lucentis	-	-	-	-	-	-	-	-	-	-
Pegasys	184	16%	169	-16%	176	-3%	188	15%	172	-1%
Xeloda	101	21%	123	10%	111	5%	109	6%	118	24%
Tarceva	62	10%	78	16%	74	22%	75	23%	78	33%
CellCept	114	3%	129	-1%	115	-5%	103	5%	93	-14%
NeoRecormon/Epogin	71	-7%	74	-17%	68	-13%	62	-8%	62	-7%
Bonviva/Boniva	43	-6%	45	-9%	47	2%	43	7%	35	-8%
Actemra/RoActemra	15	458%	17	338%	21	203%	22	177%	24	79%
Xolair	-	-	-	-	-	-	-	-	-	-
Valcyte/Cymevene	37	13%	36	18%	37	24%	40	42%	34	3%
Pulmozyme	26	22%	29	5%	25	3%	20	12%	37	43%
Activase/TNKase	13	5%	11	13%	10	1%	10	7%	10	-4%
Tamiflu	-2	-99%	22	-90%	2	-97%	17	-62%	8	205%
Mircera	23	94%	25	86%	23	32%	25	65%	29	35%
Nutropin	3	-5%	2	-15%	3	-7%	2	1%	1	-17%
Madopar	43	9%	46	14%	46	15%	44	10%	41	7%
Neutrogin	-	-	-	-	-	-	-	-	-	-

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